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                                                                    EXHIBIT 23.1




          CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the inclusion in this Registration Statement on Form S-1 of Aethlon Medical, Inc. of our report dated July 14, 2008, relating to the consolidated balance sheet of Aethlon Medical, Inc. as of March 31, 2008 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2008. We also consent to the reference to our Firm under the caption "Experts".



/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP


September 26, 2008
Newport Beach, California